EX-99.h.1.ii

AMENDED AND RESTATED

SCHEDULE A

DELAWARE GROUP ADVISER FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF DECEMBER 1, 2025

Nomura Diversified Income Fund (formerly, Macquarie Diversified Income Fund)	Effective as of June 28, 2002

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY	DELAWARE GROUP ADVISER FUNDS for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	SVP/Global Head of Fund Services/ Managing Director	Title:	President/Senior Managing Director